                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                     COMPUTER NETWORK TECHNOLOGY CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  Minnesota                             41-1356476
                 -----------                           ------------
           (State of incorporation                   (I.R.S. Employer
               or organization)                     Identification No.)


         6000 Nathan Lane North, Minneapolis, MN     55442
         ---------------------------------------    -------
         (Address of principal executive offices)  (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

It this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration file number to which
this form relates:                                       Not applicable.
                                                         --------------
                                                         (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of Each Exchange
               Title of Each Class            on which Each Class
               to be so Registered            is to be Registered
               -------------------           ---------------------
                      None                            None

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of class)

Item 1.  Description of Registrant's Securities to be Registered

         On November 21, 2000, Computer Network Technology Corporation (the "Company") and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agent") entered into First Amendment of Rights Agreement (the "Amendment") dated July 24, 1998 by and between the Company and the Rights Agent (the "Rights Agreement"), which Amendment is attached as Exhibit 1 to this amended Registration Statement. The Company hereby amends its Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on July 29, 1998.

         The Rights Agreement has been amended as follows:

         1. Paragraph 7(b) and Exhibits B and C of the Rights Agreement have been amended to increase the Purchase Price payable upon the exercise of each Right from $50 to $100.

         2. Section 7 of the Rights Agreement has been amended to add a new paragraph 7(g) which provides the Company the ability to delay exercisability of the Rights to allow for the registration of the securities purchasable upon exercise of the Rights.

         3. Section 26 of the Rights Agreement has been updated to include the Company's current address.

         A copy of the Amendment has been attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the amendments to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment.

         In conjunction with the adoption of the Amendment, the Company also approved an amendment to the Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock ($.01 Par Value Per Share) of Computer Network Technology Corporation (the "Certificate"). The Certificate was amended to increase the authorized number of Series A Preferred Stock from 35,000 shares to 40,000 shares. A copy of the amendment to the Certificate is attached hereto as Exhibit 2 and is incorporated herein by reference.

         Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Rights Agreement, the Amendment and the Certificate.


Item 2.  Exhibits

         Number                             Exhibit

         1. First Amendment of Rights Agreement dated November 21, 2000 by and between the Computer Network Technology Corporation and ChaseMellon Shareholder Services, L.L.C.

         2. First Amendment of the Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock ($.01 Par Value Per Share) of Computer Network Technology Corporation.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  November 27, 2000              COMPUTER NETWORK
                                       TECHNOLOGY CORPORATION


                                       By /s/ Gregory T. Barnum
                                         ---------------------------------------
                                          Gregory T. Barnum
                                          Chief Financial Officer and Secretary

                                  EXHIBIT INDEX


      EXHIBIT      DESCRIPTION OF EXHIBIT                            PAGE NUMBER

         1        First Amendment of Rights Agreement dated
                  November 21, 2000 by and between the Computer
                  Network Technology Corporation and ChaseMellon
                  Shareholder Services, L.L.C.

         2        First Amendment of the Certificate of
                  Designations, Preferences and Rights of Series
                  A Junior Participating Preferred Stock
                  ($.01 Par Value Per Share) of Computer Network
                  Technology Corporation.